SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 24, 2011

Date of Report

(January 20, 2011

Date of earliest event reported)

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Results Way

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following sets forth a summary of the compensation for fiscal year 2011 approved on January 20, 2011 by the Compensation Committee of DURECT Corporation (“the Company”) for the Company’s Chief Executive Officer, the Chief Financial Officer, and the other named executive officers of the Company for whom compensation disclosure was required in the Company’s most recent proxy statement filed with the Securities and Exchange Commission.

Name and Position	Fiscal year 2011 Base Salary	Bonus Awarded for Performance in 2010	Number of Shares subject to option grant (1)	Target Bonus for Performance in 2011 (Percentage of Base Salary)
James E. Brown, D.V.M., President & Chief Executive Officer	$500,790.58	$230,460.91	210,000	60	% (2)
Felix Theeuwes, D. Sc., Chairman & Chief Scientific Officer	$497,627.68	$229,005.36	210,000	60	% (2)
Matthew J. Hogan, Chief Financial Officer	$315,737.58	$100,670.99	140,000	40	% (3)
Joseph Stauffer, D.O. Chief Medical Officer and Executive Vice President, Corporate Strategy	$393,975.00	$121,329.00	125,000	40	% (3)
Su Il Yum, Ph.D., Executive Vice President, Pharmaceutical Systems Research & Development	$323,198.18	$101,791.74	140,000	40	% (3)

Notes:

(1)	The option was granted by the Compensation Committee on January 20, 2011. The exercise price per share of such option grant is $3.26, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The vesting associated with the option is as follows: one-fourth (1/4) of the total shares subject to such option shall vest on the one-year anniversary of the date of grant, and one-sixteenth (1/16) of the total shares subject to the option shall vest quarterly over three (3) years following the one-year anniversary.
(2)	The actual bonus to be awarded will be at the Committee’s complete discretion based on the Company’s performance against specified corporate objectives and other factors to be taken into account at the discretion of the Committee.
(3)	The actual bonus to be awarded will be at the Committee’s complete discretion based on the Company’s performance against specified corporate objectives, the employee’s individual performance and other factors to be taken into account at the discretion of the Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: January 24, 2011	By:	/s/ James E. Brown
James E. Brown
President and Chief Executive Officer